Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Stock Option and Incentive Plan, the 2015 Employee Stock Purchase Plan, Inducement Stock Option Grant Awards, and Inducement Restricted Stock Unit Awards of Voyager Therapeutics, Inc. of our report dated February 28, 2024, with respect to the consolidated financial statements of Voyager Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 28, 2024